Exhibit 10.10

LOAN AGREEMENT

Dated as of August 12, 2020

between

ASSURE HOLDINGS CORP.,
a Nevada corporation,

as Borrower

and

CENTRAL BANK & TRUST,
part of Farmers & Stockmens Bank
as Lender

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1

1.01	Defined Terms	1

1.02	Other Interpretive Provisions	14

1.03	Accounting Terms	15

1.04	Uniform Commercial Code	16

1.05	Rounding	16

1.06	Times of Day	16

ARTICLE II THE LOAN	16

2.01	The Loans	16

2.02	Facilities	16

2.03	Evidence of Debt	17

2.04	Interest on and Repayment of Loan	17

2.05	Prepayments	17

2.06	Interest	18

2.07	Fees	18

2.08	Computation of Interest and Fees	18

2.09	Payments Generally	19

2.10	Borrowing Base Deficiency	19

2.11	Capital Requirements	19

2.12	Security Interest	19

ARTICLE III CONDITIONS PRECEDENT TO BORROWINGS AND ADVANCES	20

3.01	Conditions of Initial Advance	20

3.02	Conditions to all Advances	21

ARTICLE IV REPRESENTATIONS AND WARRANTIES	21

4.01	Existence, Qualification and Power	21

4.02	Authorization; No Contravention; Consents	22

4.03	Binding Effect	22

4.04	Financial Statements; No Material Adverse Effect	22

4.05	Submissions to Lender	23

4.06	Litigation	23

4.07	No Default	23

4.08	Ownership of Property; Liens	23

4.09	Environmental Compliance	24

4.10	Insurance and Casualty	25

4.11	Taxes	25

4.12	ERISA	25

4.13	Subsidiaries; Equity Interests	26

4.14	Margin Regulations; Investment Company Act	26

4.15	Disclosure	26

4.16	Compliance with Laws	26

ARTICLE V AFFIRMATIVE COVENANTS	27

5.01	Financial Statements	27

5.02	Other Information	27

5.03	Notices	28

5.04	Payment of Taxes and Claims	28

5.05	Preservation of Existence, Etc	28

5.06	Management	29

5.07	Maintenance of Properties	29

5.08	Maintenance of Insurance	29

5.09	Compliance with Laws Generally; Environmental Laws	30

5.10	Books and Records	30

5.11	Inspection Rights, Appraisals and Audits of Collateral; Meetings with Lender	30

5.12	Depository Accounts and Treasury Management Services	30

5.13	Lockbox; Governmental Accounts; Sweep Account	31

5.14	Further Assurances	31

5.15	Convertible Debentures	31

5.16	Post-Closing Covenants	31

ARTICLE VI NEGATIVE COVENANTS	32

6.01	Indebtedness	32

6.02	Liens	32

6.03	Investments	33

6.04	Mergers, Dissolutions, Etc.	33

6.05	Dispositions; Location of Collateral	33

6.06	Restricted Payments	33

6.07	Change in Nature of Business; ERISA	33

6.08	Transactions with Affiliates	33

6.09	Use of Proceeds	34

6.10	Amendments	34

6.11	Financial Covenants	34

6.12	Creation of New Subsidiaries	34

6.13	Fiscal Year	34

6.14	Controlled Substances Laws	34

ARTICLE VII EVENTS OF DEFAULT AND REMEDIES	35

7.01	Events of Default	35

7.02	Remedies Upon Event of Default	38

7.03	Application of Funds	38

ARTICLE VIII MISCELLANEOUS	39

8.01	Amendments, Etc.	39

8.02	Notices; Effectiveness; Electronic Communication	39

8.03	No Waiver; Cumulative Remedies	40

8.04	Expenses; Indemnity; Damage Waiver	41

8.05	Marshalling; Payments Set Aside	42

8.06	Successors and Assigns	43

8.07	Publicity	43

8.08	Right of Setoff	43

8.09	Interest Rate Limitation	43

8.10	Counterparts; Integration; Effectiveness	43

8.11	Survival; Release of Security Following Termination	44

8.12	Severability	44

8.13	Time is of the Essence	44

8.14	Attorneys' Fees and Expenses	44

8.15	Entire Agreement	44

8.16	Drafting	44

8.17	No Third Party Benefit	45

8.18	Governing Law; Jurisdiction; Etc.	45

8.19	Waiver of Jury Trial	46

8.20	PATRIOT Act Notice	46

8.21	No Advisory or Fiduciary Responsibility	46

8.22	Attachments	46

LOAN AGREEMENT

This LOAN AGREEMENT (this "Agreement") is entered into as of August 12, 2020, by and between ASSURE HOLDINGS CORP., a Nevada corporation, ("Borrower"), and CENTRAL BANK & TRUST, part of Farmers & Stockmens Bank ("Lender").

PRELIMINARY STATEMENTS

A.                Borrower has requested that Lender provide a credit facility to Borrower.

B.                 Lender is willing to provide the credit facility on the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

 1.01            Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

(1)              "Advance" means an advance of funds by Lender pursuant to the terms of this Agreement.

(2)             "Advance Request" means a request by Borrower for an Advance of funds using the form of Advance Request attached as Exhibit C in accordance with Section 2.02 and the terms of this Agreement.

(3)             "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

(4)             "Agreement" has the meaning specified in the introductory paragraph hereto.

(5)             "Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

(6)             "Borrower" has the meaning specified in the introductory paragraph hereto.

(7)             "Borrowing Base" means, as of any date, sixty percent (60%) of Eligible Accounts.

(8)             "Borrowing Base Certificate" means a certificate substantially in the form of Exhibit B, as such form may be amended, supplemented or modified from time to time by mutual agreement of Lender and Borrower and which shall include detailed schedules which shall be acceptable to Lender and shall be aged in 30-day increments showing the Accounts due to and payable by Borrower and each Loan Party.

  (9)            "Borrowing Base Deficiency" means, as of any date, the amount, if any, by which the Borrowing Base as of such date is less than the outstanding principal balance of the Loans as of such date.

  (10)           "Borrowing Date" means the date a particular Advance is approved.

  (11)           "Business Day" means any day, other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Lender's Office is located.

  (12)          "Capital Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

  (13)          "Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or (c) the making or issuance of any request, rule, guideline, interpretation, or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

  (14)          "Change of Control" means the occurrence of any of the following events: (a) the failure of the Control Group to collectively maintain beneficial ownership, directly or indirectly, of not less than 25% of the Voting Rights of each of the Loan Parties (that are not individuals), (b) the failure of each and all of the Control Group Persons to remain active in the day-to-day business and management of each of the Loan Parties (that are not individuals) with substantially the same responsibilities as each such individual currently possesses as of the date hereof, or (c) the transfer of 25% or more of the Voting Rights or Equity Interests of Borrower to any Person other than the Control Group. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission promulgated under the Exchange Act.

  (15)         "Closing Date" means the date of this Agreement.

  (16)         "Code" means the Internal Revenue Code of 1986.

  (17)         "Collateral" means, collectively, certain personal and real property including tangible and intangible assets, now owned and hereafter acquired, of the Borrower, any of Borrower's Subsidiaries or any other Person in which the Lender is granted a Lien under any Security Instrument as security for all or any portion of the Obligations.

  (18)        "Compliance Certificate" means a certificate substantially in the form of Exhibit A as such form may be amended, supplemented or modified from time to time by mutual agreement of Lender and Borrower and which shall include detailed schedules as of the related Fiscal Quarter which shall be acceptable to Lender showing (a) the Accounts due to and payable by Borrower and its Subsidiaries, shall be aged in 30-day increments, and (b) cash collection reports.

  (19)        "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

  (20)        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the interests having ordinary voting power for the election of directors, managers, managing general partners or the equivalent.

  (21)         "Control Group" means Preston Parsons or his Affiliates.

  (22)         "Controlled Substances" has the meaning specified in Section 6.14 of this Agreement.

  (23)         "Controlled Substances Laws" has the meaning specified in Section 6.14 of this Agreement.

  (24)         "Controlled Substances Use" has the meaning specified in Section 6.14 of this Agreement.

  (25)        "Debtor Relief Laws" means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

 (26)          "Debt Service Coverage Ratio" means for any Measurement Period, on a combined basis as to Borrower and Borrower's Subsidiaries: (a) earnings before interest, taxes, depreciation, amortization, and stock compensation expense divided by (b) mandatory principal and interest payments, including lease payments on leased equipment.

  (27)         "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would unless cured or waived be an Event of Default.

  (28)         "Default Rate" means ten percent (10%) per annum.

  (29)         "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property (including any Equity Interest), or part thereof, by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

  (30)         "Distribution" means any distributions, dividends, withdrawals, repayments of borrowing or other payments of any kind to the holder of any Equity Interest in Borrower.

  (31)         "Dollar" and "$" mean lawful money of the United States.

  (32)        "Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States (but excluding any territory or possession thereof).

  (33)         "Draw Loan" shall mean that certain Facility as described in Section 2.02(b).

  (34)        "Draw Loan Expiry Date" means that date which is the nine-month anniversary of the Closing Date.

  (35)        "Draw Loan Maximum Amount" means the sum of $4,000,000.

  (36)        "Drug Related Activities" has the meaning specified in Section 6.14 of this Agreement.

  (37)        "Eligible Accounts" means at any time, all of the Accounts of the Loan Parties which contain selling terms and conditions acceptable to Lender. The net amount of any Eligible Account against which Borrower may borrow shall exclude all returns, discounts, credits, and offsets of any nature, including contractual allowances and bad debt reserves, and all finance charges, interest or penalties for late payment. Unless otherwise agreed to by Lender in writing, Eligible Accounts do not include:

(a)                Accounts which are not generated in the Ordinary Course of Business.

(b)               Accounts with respect to which Account Debtor is a patient and there is not health insurance coverage or to the extent there is not health insurance coverage with respect to the Account.

(c)               Accounts with respect to which the Account Debtor is employee or agent of any Loan Party.

(d)               Accounts with respect to which the Account Debtor is a subsidiary of, or affiliated with any Loan Party, its officers, employees, agents, or directors.

(e)                Accounts with respect to which the payment by the Account Debtor may be conditional.

(f)                 Accounts with respect to which any Loan Party is or may become liable to the Account Debtor for goods or services rendered by the Account Debtor to a Loan Party.

(g)                Accounts which are subject to or as to which any Loan Party is aware of a reasonable likelihood of dispute or counterclaim, or to the extent subject to or as to which any Loan Party is aware of a reasonable likelihood of setoff.

(h)              Accounts with respect to which the services have not been rendered to the Account Debtor.

(i)              Accounts with respect to which Lender, in its sole discretion, deems the creditworthiness or financial condition of the Account Debtor to be unsatisfactory.

(j)               Accounts of any Account Debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor-in-relief acts; or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due.

(k)               Prior to September 1, 2021, Accounts which are 240 or more days past invoice date and on and after September 1, 2021, Accounts which are 150 or more days past invoice date.

  (l)               All Accounts of any Account Debtor which is not a U.S. citizen or entity organized in the U.S.

(m)             All Accounts of any Account Debtor which is a federal governmental agency or entity without an assignment thereof satisfactory to Lender and in compliance with applicable Law, including 41 U.S.C. § 6305.

(n)              Accounts which are not owned by the Loan Party free and clear of all security interests, liens, encumbrances, and claims of third parties.

  (38)         "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

  (39)        "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

  (40)         "Equity Interests" means: (a) in the case of a corporation, shares of capital stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock; (c) in the case of a partnership, partnership interests (whether general or limited); (d) in the case of a limited liability company, membership interests; (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets upon liquidation of, the issuing Person; and (f) any warrants, options or other rights entitling the holder thereof to purchase or acquire any equity interest described in the foregoing clauses (a) through (e).

  (41)         "ERISA" means the Employee Retirement Income Security Act of 1974.

  (42)         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of section 414(b) or (c) of the Code (and sections 414(m) and (o) of the Code for purposes of provisions relating to section 412 of the Code and section 302 of ERISA).

  (43)         "Event of Default" has the meaning specified in Section 7.01.

  (44)         "Event of Loss" means, with respect to any Collateral, any of the following: (a) any loss, destruction or damage of such property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

  (45)          Exchange Act" means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

  (46)         "Existing Indebtedness" means the indebtedness set forth on Schedule 6.01(b).

 (47)          "Extraordinary Expenses" means all costs, expenses, liabilities or advances that Lender may incur or make during a Default or Event of Default or during the pendency of a proceeding of any Loan Party under any Debtor Relief Laws.

  (48)         "Facility" or "Facilities" means the Draw Loan or the Line of Credit, or one or both of them as the context may require.

  (49)        "Financial Statements" means, with respect to any Fiscal Year or Fiscal Quarter, the consolidated balance sheet of Borrower and Borrower's Subsidiaries for such Fiscal Year or Fiscal Quarter, as applicable, and the related statements of income or operations, stockholders' equity, earnings and cash flows for such Fiscal Year or Fiscal Quarter, as applicable, including the notes thereto.

  (50)         "Fiscal Quarter" means any of the quarterly accounting periods of the Loan Parties ending on March 31, June 30, September 30 and December 31.

  (51)         "Fiscal Year" means any of the annual accounting periods of the Loan Parties based on each calendar year ending on December 31.

  (52)         "FRB" means the Board of Governors of the Federal Reserve System of the United States.

  (53)         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied, provided, however, that so long as Borrower uses the International Financial Reporting Standards, as in effect from time to time, consistently applied, all references to GAAP shall be deemed to refer to such International Financial Reporting Standards.

  (54)        "Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

  (55)          "Governmental Account Debtor" has the meaning specified in Section 5.13(b).

  (56)         "Governmental Accounts" has the meaning specified in Section 5.13(b).

  (57)         "Guarantor" means each wholly owned Subsidiary of Borrower as of and after the Closing Date, and any other Person that becomes a guarantor of all or part of the Obligations after the Closing Date pursuant to this Agreement or otherwise.

  (58)         "Guarantee" means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly.

  (59)         "Guaranty Agreement" means any Guaranty Agreement executed by a Guarantor, which shall be in form and substance satisfactory to Lender.

  (60)        "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

  (61)        "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                all direct or contingent obligations of such Person (i) arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments, and (ii) to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business);

(c)                net obligations of such Person under (a) any "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code, and (b) any other agreement or instrument entered into to provide protection against fluctuations in interest or currency exchange rates.

(d)                indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)                obligations under Capital Leases and synthetic or other similar financing leases of such Person;

(f)                 all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person; and

(g)                all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such Indebtedness is recourse to such Person.

  (62)        "Indemnitee" has the meaning specified in Section 8.04(b).

  (63)        "Interest Rate" means a variable rate equal the Wall Street Journal prime rate, or any successor thereto designated by Lender, plus 2.0 percentage points, adjusted daily.

  (64)        "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

  (65)        "Laws" means, collectively, all Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including but not limited to the interpretation or administration of any of the foregoing by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

  (66)        "Lease" means a lease pursuant to which a site at which a Loan Party conducts any of its business operations or related activities (including office space, retail locations, storage or warehouse facilities) has been leased to such Person.

  (67)         "Lender" has the meaning specified in the introductory paragraph hereto.

  (68)         "Lending Office" or "Lender's Office" means the office or offices of Lender located in Denver, Colorado.

  (69)         "License" means any license or agreement under which a Loan Party is granted any right to intellectual property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of assets or property or any other conduct of its business.

  (70)         "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

  (71)         "Line of Credit" means the Loan available or made to Borrower by Lender as described in Section 2.02(a) of this Agreement and evidenced by the Note.

  (72)         "Loan" or "Loans," as applicable, means the extension of credit under ARTICLE II.

  (73)         "Loan Documents" means this Agreement, the Note, each Security Instrument, any Guaranty Agreement, any Subordination Agreement, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of Lender in connection with the Loans made and transactions contemplated by this Agreement.

  (74)         "Loan Party" or "Loan Parties" means Borrower and Guarantors, collectively.

  (75)         "Lockbox" or "Lockboxes," as applicable, means one or more non-interest bearing Deposit Account(s) with Lender and under the control of Lender which Account Debtors other than Governmental Account Debtors are instructed to deliver Account payments by electronic payment or transfer, including ACH transactions.

  (76)        "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of either (i) Borrower, taken as a whole or (ii) the Loan Parties, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, (ii) the ability of Lender to collect any Obligation or realize upon any of the Collateral, or (iii) the perfection or first priority of any security interest granted in any Loan Document or the value of any Collateral.

  (77)           "Material License" has the meaning assigned to such term in Section 5.05.

  (78)        "Maturity Date" means as to the Line of Credit, the second anniversary of the Closing Date, and as to the Draw Loan, the fourth anniversary of the Closing Date.

  (79)         "Maximum Line Amount" means the sum of $2,500,000.

  (80)         "Maximum Rate" has the meaning assigned to such term in Section 8.09.

  (81)         "Measurement Period" means, at any date of determination, the most recently completed calendar month, Fiscal Quarter or Fiscal Year, as applicable.

  (82)         "Minimum Operating Cash Flow" means cash from operations in Borrower's statement of cash flows, plus distributions received from equity method investments, less any unfinanced capital expenditures, all consistent with GAAP and as set forth in Borrower's Financial Statements.

  (83)         "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

  (84)         "Multiple Employer Plan" means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

  (85)         "Note" means the Promissory Note made by Borrower in favor of Lender evidencing the Loans.

  (86)         "Neuro-Pro" has the meaning assigned to such term in Section 1.01(86).

  (87)         "Obligations" means each and every debt, liability and obligation of every type and description which Borrower or any other Loan Party may now or at any time hereafter owe to Lender under this Agreement, the Note, or any other present or future Loan Document.

  (88)         "Ordinary Course of Business" means the ordinary course of business of the Loan Parties, consistent with past practices and undertaken in good faith.

  (89)         "Organization Documents" means, as applicable with respect to any Person, its certificate or articles of incorporation and the bylaws; its certificate or articles of formation or organization and operating agreement; or its partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

  (90)         "Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

 (91)         "Outstanding Amount" means, with respect to any Facility, the aggregate outstanding principal amount of the Loans under such Facility on any date after giving effect to any Borrowings, Advances, prepayments or repayments of Loans occurring on such date and, with respect to the Note, means the aggregate outstanding principal amount of the Loans under all of the Facilities on any date after giving effect to any Borrowings, Advances, prepayments or repayments of Loans occurring on such date.

 (92)         "PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56.

 (93)         "Payment Day" means (a) the first calendar day of the month or the first calendar day of the applicable quarterly period, as applicable, provided, that if such day is not a Business Day, the next succeeding Business Day, and (b) the Maturity Date with respect to such Loan.

 (94)         "Pension Plan" means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

  (95)         "Permitted Liens" has the meaning specified in Section 6.02.

  (96)        "Permitted Purposes" means (a) with respect to the Draw Loan, the refinance of the Existing Indebtedness due to BOKF, which Indebtedness shall be paid in full at the Closing Date, and payment of the $1,700,000 balloon payment due at maturity of the Existing Indebtedness to Neuro-Pro Series, LLC, Neuro-Pro Mgmt., LLC, MONRV, PLLC, NPJC, LLC, MONRVortho, LLC, NPJCortho LLC and PRONRV, LLC (collectively, "Neuro-Pro"), which Indebtedness shall be paid in full by Borrower at or before the currently scheduled maturity of May 31, 2021, and that Existing Indebtedness associated with the Littleton acquisition, which shall be paid in full by Borrower at or before the currently scheduled maturity of September 30, 2020, and up to $694,000 for working capital until all of the Existing Indebtedness described above has been paid and, subject to satisfaction of the foregoing required uses, any remaining amounts may be used thereafter for additional working capital and (b) with respect to the Line of Credit, working capital including payment of the Existing Indebtedness due to Neuro-Pro prior to the maturity thereof.

  (97)         "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

  (98)         "Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any such plan to which any Loan Party (or with respect to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, any ERISA Affiliate) is required to contribute on behalf of any of its employees.

  (99)         "Premises" means all Real Estate where Borrower or any Loan Party conducts its business, has any rights of possession, or possesses any Collateral, including the premises described in Schedule 4.08(c).

  (100)       "Primary Account" means Borrower's Deposit Account with Lender, which account number ends in 0151.

  (101)      "Properly Contested" means with respect to any obligation of a Loan Party, (a) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (b) appropriate reserves have been established in accordance with GAAP; (c) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of a Loan Party; (d) no Lien is imposed on assets of a Loan Party, unless bonded and stayed to the satisfaction of Lender; and (e) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

  (102)      "Real Estate" means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned or leased by any Loan Party, including all easements, rights-of-way, and similar rights appurtenant thereto and all leases, tenancies, and occupancies thereof.

  (103)      "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, shareholders, managers, advisors, Controlling Persons, and representatives of such Person and of such Person's Affiliates.

  (104)      "Responsible Officer" means, with respect to each Loan Party, the manager, chief executive officer, president, chief financial officer, treasurer or controller of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary member, corporate, partnership and other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

  (105)      "Restricted Payment" means (a) any dividend or other Distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower or any Loan Party, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Borrower's stockholders, partners or members (or the equivalent Person thereof), (c) any payment of management, consulting, monitoring, advisory or similar fees to any board member or holder of any capital stock or other Equity Interest of Borrower or any Loan party or any Affiliate of any such board member or holder (excluding salaries and other amounts included in net income), (d) any payment, including by way of loan, to any Subsidiary or any Affiliate other than a Loan Party; or (d) any prepayment of Indebtedness to any Person other than Lender, other than prepayment of the Indebtedness due to Nuero-Pro in May 2021.

  (106)       "Security Agreement" means any Security Agreement given by the Borrower and its wholly owned Subsidiaries as of the Closing Date, and any Subsidiary that becomes a grantor or pledgor thereunder after the Closing Date pursuant to this Agreement or otherwise for the benefit of Lender.

  (107)      "Security Instruments" means, collectively or individually as the context may indicate, the Security Agreement, any mortgages, all security agreements pertaining to intellectual property, any landlord lien waiver, warehouseman's or bailee's letter or similar agreement and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which any Loan Party or other Person shall grant or convey to Lender a Lien in property as security for all or any portion of the Obligations.

  (108)        "Solvent" means, as to any Person, such Person (a) owns property or assets whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns property or assets whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. "Fair salable value" means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase. For purposes hereof, the amount of all contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

  (109)      "Subordinated Indebtedness" means Indebtedness incurred by Borrower or any Loan Party subordinated to all Indebtedness owed to Lender by Borrower, which subordination shall be in writing and shall be in form and substance satisfactory to Lender.

  (110)      "Subsidiary" or "Subsidiaries" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (but not a representative office of such Person) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of Borrower.

  (111)       "Sweep Account" means the non-interest bearing Deposit Account of any Loan Party with Lender designated as the Deposit Account for sweep transactions under the Sweep Agreement, which may be the Primary Account.

  (112)        "Sweep Agreement" means the Credit Sweep and such other documents, instruments and agreements between Lender and any Loan Party as Lender may require and pursuant to which withdrawals are made from each Governmental Account to the Sweep Account.

  (113)       "Tax Distributions" means, for any taxable year for which Borrower is treated under the Code as a partnership for income tax purposes or otherwise similarly disregarded under the Code for income tax purposes, dividends or distributions paid by its equity owners in an amount not to exceed that reasonably required to cover such owners' tax obligations in respect of the Borrower's earnings.

  (114)       "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

  (115)       "Termination Date" means the date on which (a) all Obligations, together with all accrued and unpaid interest and fees thereon, have been paid in full in cash, and (b) all claims of the Loan Parties against Lender arising on or before the payment date shall have been released on terms acceptable to Lender.

  (116)       "Transaction" means the entering by Borrower of the Loan Documents to which it is a party and the funding of the Loan.

  (117)       "UCC" means the Uniform Commercial Code as in effect from time to time in the State of Colorado; provided that if, with respect to any financing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interests granted to Lender pursuant to any applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than Colorado, the term "UCC" shall also include the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement, each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

  (118)       "United States" and "U.S." mean the United States of America.

  (119)       "Voting Rights" means, with respect to any Person, the equity interests issued by such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

   1.02   Other Interpretive Provisions. For purposes of this Agreement and each Loan Document, unless otherwise specified herein or in such other Loan Document:

 (a)            The definitions of terms herein and each Loan Document shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to any restrictions on assignment set forth herein or in any other Loan Document), (iii) the words "herein," "hereof' and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, supplemented or replaced from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)       In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(c)       Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03    Accounting Terms.

(a)       Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant hereto shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing audited Financial Statements, except as otherwise specifically prescribed herein.

(b)       Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)       Reporting. In computing financial ratios and other financial calculations of Borrower as required to be submitted pursuant hereto, all Indebtedness shall be calculated at par value irrespective of whether Borrower has elected the fair value option pursuant to FASB Interpretation No. 159 — The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115 (February 2007).

1.04    Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of Colorado from time to time: "Account," "Chattel Paper," "Commodity Account", "Commodity Contract", "Deposit Account," "Documents," "Electronic Chattel Paper," "Fixtures," "General Intangible," "Goods," "Instrument," "Inventory," "Investment Property," "Letter-of-credit rights," "Proceeds," and "Securities Account."

1.05    Rounding. Any financial ratios required to be maintained by Borrower pursuant hereto shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Mountain Time (daylight or standard, as applicable).

ARTICLE II
THE LOAN

2.01    The Loans. Subject to the terms and conditions set forth herein, Lender agrees to make the Facilities available to Borrower in a maximum amount outstanding at any time of $6,500,000, in accordance with, and subject to, the terms, conditions and requirements set forth in Section 2.02 and this Agreement.

2.02    Facilities.

(a)       Line of Credit. Subject to the terms and conditions set forth herein, Lender agrees to make a revolving line of credit (the "Line of Credit") available to Borrower until the Maturity Date in a maximum amount outstanding at any time of not more than the Maximum Line Amount, in accordance with, and subject to, the terms, conditions and requirements set forth in this Section and this Agreement. Within the limits of the Line of Credit, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.02(a), prepay under Section 2.05, and reborrow under this Section 2.02(a).

(b)       Draw Loan. Subject to the terms and conditions set forth herein, Lender agrees to make Advances to Borrower from time to time until the Draw Loan Expiry Date in an aggregate amount not to exceed the Draw Loan Maximum Amount, in accordance with, and subject to, the terms, conditions and requirements set forth in this Section and this Agreement.

(c)       Advances and Limitations on Advances. Borrower may submit to Lender for approval and Advance Request which shall be completed and signed by a Responsible Officer of Borrower, at least one (1) Business Days prior to the requested Borrowing Date therefor and which shall include a Borrowing Base Certificate. Each Advance shall be in an amount of not less than $50,000. Borrower shall use the proceeds of each Advance exclusively for the applicable Permitted Purposes. The Outstanding Amount of all Advances hereunder may not at any time exceed the lesser of (i) the Borrowing Base or (ii) the Maximum Line Amount and the Draw Loan Maximum Amount; for avoidance of doubt, the Maximum Line Amount shall be excluded from the foregoing calculation following the Maturity Date thereof. Lender shall have no obligation to cause any Advance to be made if there is an Event of Default, or if the aggregate Outstanding Amount of all Advances do or by the inclusion of any anticipated Advance would exceed the limitations set forth in this subsection.

2.03    Evidence of Debt. The Loans made pursuant to the Facilities shall be evidenced by one or more accounts or records maintained by Lender in the Ordinary Course of Business; provided that any failure to so record or any error in doing so shall not limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. The accounts or records maintained by Lender shall be conclusive absent manifest error.

2.04    Interest on and Repayment of Loan.

(a)       Line of Credit. Borrower unconditionally promises to pay to Lender the aggregate principal amount outstanding of the Line of Credit and all interest thereon as set forth herein. The Line of Credit shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Interest Rate. Commencing on September 1, 2020 or if such day is not a Business Day, the next succeeding Business Day, Borrower shall pay to Lender all interest that has accrued on the Line of Credit from and including the Closing Date through such date. Thereafter, Borrower shall make monthly payments on each Payment Day of all accrued interest on the unpaid principal balance of the Line of Credit through the Maturity Date. Notwithstanding the foregoing, the outstanding unpaid principal balance and all accrued and unpaid interest on the Line of Credit shall be due and payable on the earlier of (x) the Maturity Date and (y) the date of the acceleration of the Line of Credit in accordance herewith.

(b)       Draw Loan. Borrower unconditionally promises to pay to Lender the principal amount of the Draw Loan outstanding and all interest thereon. The Draw Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Interest Rate. Commencing on September 1, 2020 or if such day is not a Business Day, the next succeeding Business Day, Borrower shall pay to Lender all interest that has accrued on the Line of Credit from and including the Closing Date through such date. Thereafter, Borrower shall make monthly payments on each Payment Day through May 1, 2021 of all accrued interest on the unpaid principal balance of the Line of Credit. Commencing on August 1, 2021 or if such day is not a Business Day, the next succeeding Business Day, and continuing on each quarterly Payment Day thereafter through the Maturity Date, Borrower shall make quarterly payments of (i) all accrued interest and (ii) principal in the amount of $307,695. Notwithstanding the foregoing, the outstanding unpaid principal balance and all accrued and unpaid interest on the Draw Loan shall be due and payable on the earlier of (x) the Maturity Date, and (y) the date of the acceleration of the Draw Loan in accordance herewith.

2.05    Prepayments.

(a)       Fees Fully Earned. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the Closing Date and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law.

(b)       Prepayment Permitted. Borrower may prepay the Loan in whole or in part at any time without penalty. Early payments will not, unless agreed to by Lender, in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Agreement or the Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to Central Bank & Trust 4582 S. Ulster Street, Suite 150, Denver, CO 80237, Attention: Mary Holm, Senior Vice President.

2.06    Interest.

(a)       Interest. Subject to the provisions of Section 2.08 and subsection (b) below, the Loans shall bear interest on the Outstanding Balance at the Interest Rate.

(b)       Default Rate. If any amount payable by Borrower under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at the Default Rate. If any Event of Default exists then Lender may require that all outstanding Obligations shall thereafter bear interest at the Default Rate. Accrued and unpaid interest calculated based upon the Default Rate shall be due and payable upon demand.

(e)       Payment in Arrears. Interest on the Loans shall be due and payable by Borrower in arrears on each Payment Day applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07    Fees.

(a)       Loan Fee. Borrower agrees to pay a fully earned and non-refundable loan fee to Lender in the amount of 2.0% of the amount of the Loan, payable at the Closing Date.

(b)       Generally. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Lender. Fees paid shall not be refundable under any circumstances.

2.08    Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of the actual days elapsed over a 360-day year. Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that if the Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day. Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09    Payments Generally.

(a)       General; Late Charge. All payments to be made by Borrower shall be made without deduction for any counterclaim, defense, recoupment or setoff. All payments by Borrower hereunder shall be made to Lender, at Lender's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected when computing interest or fees, as the case may be. In the event any payment to be made hereunder is not received within ten (10) days of the date such payment is due, Borrower will be charged five percent (5%) of the amount of such past due payment as a late charge.

(b)       Insufficient Funds. If at any time insufficient funds are received by and available to Lender to pay fully all amounts then due hereunder, such funds shall be applied as provided in Section 7.03.

(c)       Authorization to Debit Payments. Lender shall, without further instruction from Borrower, on the due date thereof, debit from the Primary Account or such other Deposit Account at Lender as Borrower may designate the required payments. Failure of Borrower to have sufficient funds in the designated Deposit Account on the due date of any payment shall be an Event of Default.

2.10    Borrowing Base Deficiency. Borrower shall repay such amount as shall be sufficient to eliminate any Borrowing Base Deficiency within two (2) Business Days after any Borrowing Base Certificate is delivered to Lender which shows or after Lender's written notification that it has determined that a Borrowing Base Deficiency exists.

2.11    Capital Requirements. If, after the Closing Date, any Change in Law has or would have the effect of reducing the rate of return on the capital or property of Lender or Person Controlling Lender as a consequence of, as determined by Lender in its reasonable discretion, the existence of Lender's commitments or obligations under this Agreement or any other Loan Document, then, upon demand by Lender and upon automatic acceleration of Indebtedness, Borrower agrees to pay to Lender, from time to time as specified by Lender, additional amounts sufficient to compensate Lender in light of such circumstances. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender and delivered to Borrower shall be conclusive absent manifest error. The Loan Parties shall pay Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

2.12    Security Interest. As additional security for the Obligations, Borrower hereby pledges, assigns, transfers and grants to Lender a security interest in, a lien on and an express contractual right to set off against (or refuse to allow withdrawals from) all Deposit Account balances, cash and any other property (tangible or intangible) of Borrower now or hereafter in the possession of Lender. Lender may, at any time upon and during the occurrence of an Event of Default, set off against the Obligations, whether or not the Obligations (including future payment installments) are then due or have been accelerated, all without any advance or contemporaneous notice or demand of any kind to Borrower, such notice and demand being expressly waived by Borrower. So long as any Event of Default exists, Lender shall have such rights with respect to all of such funds and property as are provided by applicable law and may apply such funds and property towards the satisfaction of the Obligations. No such application by Lender of such funds and property shall cure or be deemed to cure any Event of Default or limit in any respect any of Lender's remedies under the Loan Documents except to the extent of such amounts so applied. No delay or omission of Lender in exercising any right to apply such funds or property shall impair any such right, or shall be construed as a waiver of, or acquiescence in, any Event of Default. At the request of Lender, Borrower shall execute and deliver from time to time such documents as may be necessary or appropriate, in Lender's sole judgment, to assure Lender that it has a first priority perfected security interest in and lien on such funds and property.

ARTICLE III

CONDITIONS PRECEDENT TO BORROWINGS AND ADVANCES

3.01    Conditions of Initial Advance. The obligation of Lender to make any initial Advance hereunder is subject to satisfaction of the following conditions precedent:

  (a)       Lender's receipt of the following items, each in form and substance satisfactory to Lender:

(i)              UCC financing statements, suitable in form and substance for filing in all places required by applicable law to perfect the Liens of Lender under the Security Instruments, and such other documents or evidence of other actions as may be reasonably necessary under applicable law to perfect the Liens of Lender under such Security Instruments as a first priority Lien in and to such other Collateral as Lender may require (except as it relates to Permitted Liens) including but not limited to assignments of intellectual property for filing with the United States Patent and Trademark Office ("USPTO") or the Unites State Copyright Office ("USCO") or as required by applicable law;

(ii)             UCC, tax, judgment and other related search results showing only those Liens as are acceptable to Lender;

(iii)           With respect to the Existing Indebtedness (except for Subordinated Indebtedness), (A) evidence of the payment in full and cancellation of such Existing Indebtedness, including terminations of UCC financing statements and release of all Liens filed in connection with the Existing Indebtedness, or (B) to the extent such Existing Indebtedness will be paid-off at the Closing Date, which Existing Indebtedness is set forth on Schedule 6.01(b), pay-off letters on terms and conditions acceptable to Lender in its sole discretion, including release language or other such evidence of Lien releases;

(iv)           Each agreement, instrument, document, certificate, opinion and other items required by Lender in its sole discretion, except those items that are expressly permitted to be delivered after the Closing Date pursuant to Section 5.16 hereof;

(v)            Such other assurances, certificates, documents, consents or opinions as Lender may reasonably require;

(vi )          Any fees required to be paid on or before the Closing Date shall have been paid;

(vii)          All Loan Documents bearing original signatures of all parties thereto have been fully executed and delivered by the Loan Parties and all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each such Loan Party of the Loan Documents to which it is a party shall have been obtained and be in full force and effect; and

(viii)         Unless waived by Lender, Borrower shall have paid, or shall have caused to be paid, all reasonable fees, charges and disbursements of counsel to Lender, including any reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Lender).

3.02    Conditions to all Advances. The obligation of Lender to make the initial Advance or any Advance is subject to the following conditions precedent:

(a)       The representations and warranties of the Loan Parties contained in ARTICLE IV or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all respects (or in all material respects for such representations and warranties that are not by their terms already qualified as to materiality) on and as of the date of such funding, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all respects (or in all material respects for such representations and warranties that are not by their terms already qualified as to materiality) as of such earlier date.

(b)       No Default or Event of Default shall have occurred and be continuing, or would result from the Advance of the Loan proceeds or from the application of the proceeds.

(c)       Lender shall have received an Advance Request and Compliance Certificate in accordance with the requirements hereof. Each Advance Request submitted by Borrower without notification to the contrary by Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section 3.02 have been satisfied on and as of the date of the applicable Advance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and the other Loan Documents and to make the Loan, Borrower for itself and each Loan Party represents and warrants, and in the case of representations and warranties made as of the Closing Date both before and after the consummation of the Transaction, that:

4.01    Existence, Qualification and Power. Borrower and each of the Loan Parties (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as is now being conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and to consummate the Transaction to which it is a party, and (c) is duly qualified and in good standing under the Laws of each jurisdiction where its operation or properties requires such qualification, except, in the case of this clause (c), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.02    Authorization; No Contravention; Consents. The execution, delivery and performance by Borrower and each Loan Party of each Loan Document to which it is a party, and the consummation of the Transaction, have been duly authorized by all necessary organizational action, and do not and will not (a) contravene the terms of its Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, (c) violate any Law, or (d) require any approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person.

4.03    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

4.04    Financial Statements; No Material Adverse Effect.

(a)       All audited Financial Statements delivered hereunder (i) were prepared in accordance with GAAP throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP throughout the period covered thereby, except as otherwise expressly noted therein; (iii) show all material indebtedness and other liabilities, direct or contingent, of such Persons as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)       All unaudited Financial Statements delivered hereunder (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Borrower as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)       Since the date of the most recent Financial Statements delivered to Lender, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)       Borrower has not incurred any indebtedness or other liabilities, direct or contingent, except to the extent (i) set forth in the most recent Financial Statements delivered pursuant to this Agreement, (ii) set forth on Schedule 6.01(b), or (iii) incurred since the Closing Date in accordance with the terms of this Agreement and the other Loan Documents, or (iv) incurred in the Ordinary Course of Business since the date of the most recent Financial Statements delivered pursuant to this Agreement that, individually or in the aggregate do not exceed $50,000.

(e)       As of the Closing Date, Borrower is Solvent and the Loan Parties, taken as a whole, are Solvent.

4.05    Submissions to Lender. All projections, valuations or pro forma financial statements and other information provided to Lender by Borrower, its Affiliates or any Loan Party in connection with Borrower's request for the Loan contemplated hereby is presented fairly in all material respects and, as to projections, valuations or pro forma financial statements, presents a good faith opinion as to such projections, valuations and pro forma conditions and results.

4.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties that (a) purport to affect or pertain to this Agreement or any other Loan Document or the Transaction or (b) except as specifically disclosed in Schedule 4.06, either individually or in the aggregate, assert liabilities in excess of $100,000, or could reasonably be expected to have a Material Adverse Effect.

4.07    No Default. No Loan Party is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document or the incurrence of Indebtedness hereunder.

4.08    Ownership of Property; Liens.

(a)       Each Loan Party has good, and in the case of Real Estate, marketable title to all property (tangible and intangible) necessary to, or used in the ordinary conduct of its business, subject to Permitted Liens.

(b)       Schedule 4.08(b) sets forth all patents, trademarks or copyrights filed, registered, or recorded, or as to which an application therefor is pending, with the USPTO or the USCO with respect to each Loan Party. With respect to its intellectual property (i) owned or purported to be owned by a Loan Party, the Loan Party exclusively owns such intellectual property and, without payment to a third party, possesses adequate and enforceable rights to such intellectual property as necessary for the operation of the Loan party, and (ii) licensed to the Loan Party by a third party (other than commercial off the shelf software that is made available for a total cost of less than $5,000), the Loan Party possesses exclusive, adequate and enforceable rights to such intellectual property as necessary for the operation of the Loan Party; in the case of both (i) and (ii) above, free and clear of all Liens, other than Permitted Liens and the provisions of agreements relating to licenses, sublicenses or other agreements under which the Loan Party is granted rights by others in intellectual property.

(c)       Schedule 4.08(c) sets forth the address (including street address, county and state) of all of the Premises as of the Closing Date and as the same may be updated, as of the date of the Advance. As of the Closing Date and of the Advance hereunder, with respect to each leased location, the Lease is in full force and effect, the Borrower or a Loan Party is the sole owner of the entire leasehold interest thereunder, such interest therein has not been assigned, transferred, subleased, mortgaged, hypothecated or otherwise encumbered, except for non-consensual Permitted Liens, and the Loan Parties are not in default of any material terms thereof. Borrower has delivered to Lender a true, correct and complete copy the Lease of each leased location and such Lease is the only agreement between lessor and the Borrower or Loan Party with respect to the leasing thereof.

(d)       Schedule 6.02(b) sets forth, as of the Closing Date, a complete and accurate list of all Liens on the property or assets of Borrower and each Loan Party, showing the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Borrower subject thereto. The property and assets of Borrower, and the property upon which each Loan Party is granting a Lien in favor of Lender, is subject to no Liens other than the Lien in favor of Lender.

(e)       All Real Estate owned or leased by Borrower or any Loan Party, including but not limited to all buildings and other improvements associated therewith, is (i) in good condition and repair and well maintained, ordinary wear and tear excepted; (ii) fully equipped and operational; (iii) to the Loan Parties' best knowledge, free from structural defects; and (iv) in compliance with all applicable regulations relating to public safety. The equipment, including all machinery, furniture, appliances, trade fixtures, tools, and office and record keeping equipment, of Borrower or any Loan Party now located at such locations includes all of the equipment, machinery, furniture, appliances, trade fixtures, tools, and office and record keeping equipment necessary for the proper and prudent operation of such locations as a part of the business operations of Borrower and the Loan Parties, and all such equipment is in good condition and repair and well maintained, ordinary wear and tear excepted, in each case in all material respects.

(f)        Schedule 5.13 sets forth, as of the Closing Date, a complete and accurate list of all Deposit Accounts and Investment Property, including the name of the institution at which such account is held, the name of such account, the account number for such account and the nature of the interest of all Persons therein, of (i) Borrower and each Loan Party and (ii) of Affiliates and other Persons in which Borrower or any Loan Party hold an Equity Interest and over which Borrower or any Loan Party has any control or any administrative or management duties, rights or responsibilities.

4.09    Environmental Compliance.

(a)       Except as disclosed in Schedule 4.09, Borrower and each Loan party (i) has not failed to comply with any Environmental Law nor failed to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law with respect to such Loan Party's operations, (ii) has not become subject to a pending claim with respect to any Environmental Liability or (iii) has not received written notice of any claim with respect to any Environmental Liability except, in each case, as has not resulted, and could not, individually or in the aggregate, reasonably be expected to result, in Environmental Liabilities on the part of the Loan Parties in excess of $50,000.

(b)            Except as otherwise set forth in Schedule 4.09, as of the Closing Date or the date of the Advance, (i) none of the Real Estate is listed or, to the knowledge of Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and, to the knowledge of Borrower, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any of the Real Estate; (iii) to the knowledge of the Loan Parties, there is no asbestos or asbestos-containing material on any Real Estate; and (iv) Hazardous Materials have not been released, discharged or disposed of by Borrower or any Loan Party in violation of Environmental Laws or, to the knowledge of Borrower or any Loan Party, by any other Person in violation of Environmental Laws on any Real Estate, except in the case of this clause (iv) as has not resulted and could not, individually or in the aggregate, reasonably be expected to result in, Environmental Liabilities on the part of Borrower in excess of $50,000.

(c)             Except as otherwise set forth on Schedule 4.09 or as could not individually or in the aggregate reasonably be expected to result in Environmental Liabilities in excess of $50,000, as of the Closing Date or the date of the Advance, neither Borrower nor any Loan Party is undertaking, and neither Borrower nor any Loan Party have completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored by Borrower or any Loan Party at, or transported to or from by or on behalf of any Borrower or any Loan Party, any Real Estate, to the knowledge of Borrower, been disposed of in a manner not reasonably expected to result in Environmental Liability to any Loan Party in excess of $50,000.

4.10    Insurance and Casualty. Borrower maintains insurance in compliance with Section 5.08. Schedule 5.08 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. Each insurance policy listed on Schedule 5.08 is in full force and effect.

4.11    Taxes. Each Loan Party has filed all Federal, state and other material tax returns and reports required to be filed, and has paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being Properly Contested and except those 2018 taxes which are past due as disclosed on and with the repayment terms set forth on Schedule 4.11. No Loan Party is party to any tax sharing agreement.

4.12    ERISA. No Borrower nor any Loan Party maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Plan or Pension Plan.

4.13    Subsidiaries; Equity Interests. No Loan Party (a) has any Subsidiaries other than those disclosed on Schedule 4.13 (which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary), or (b) has any equity Investments in any other Person other than those specifically disclosed on Schedule 4.13 or made after the Closing Date in compliance with this Agreement and the other Loan Documents. At least 25% of the outstanding Equity Interests of Borrower is owned by the Control Group as disclosed on Schedule 4.13.

4.14    Margin Regulations; Investment Company Act. No Loan Party is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No Loan Party, any Person Controlling any Loan Party, nor any Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940. None of the proceeds from the Loan have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin stock or for any other purpose which might cause any of the Loan to be considered a "purpose credit" within the meaning of Regulation T, U or X of the Federal Reserve Board.

4.15    Disclosure. Each Loan Party has disclosed to Lender all agreements, instruments and organizational or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

4.16    Compliance with Laws.

(a)             Each Loan Party is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)             Each Loan Party is in compliance in all material respects with, and the advances of the Loans and use of the proceeds thereof will not violate, (a) the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the "Trading With the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") and any other enabling legislation or executive order relating thereto, thereto (which for the avoidance of doubt shall include, but shall not be limited to Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001) (the "Executive Order")) and/or (b) the Patriot Act. None of Borrowers or their Affiliates is a "blocked person" as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Termination Date, Borrower shall and, as applicable, shall cause each other Loan Party to:

5.01    Financial Statements. Deliver to Lender each of the following, which shall be in form and detail acceptable to Lender in its sole discretion:

(a)             as soon as available, but in any event within 120 days after the end of each Fiscal Year ending December 31, 2020 and each Fiscal Year thereafter, (i) consolidated Financial Statements of Borrower, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, which shall be audited by a certified public accountant acceptable to Lender; and

(b)            as soon as available, but in any event within 60 days after the end of each Fiscal Quarter, (i) unaudited Financial Statements of each Loan Party for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, setting forth in each case in comparative form figures for the preceding Fiscal Year certified by a Responsible Officer of such Loan Party, to the effect that such statements are prepared in accordance with GAAP and fairly stated in all material respects, subject to normal year-end adjustments and the absence of footnotes; and

(c)            as soon as available and in any event within 30 days of filing with the Internal Revenue Service, a copy of the federal income tax return and other governmental tax returns of each Loan Party or extension thereof, including all applicable schedules and annexes, which returns shall be prepared by a certified public accountant acceptable to Lender.

5.02    Other Information. Deliver to Lender, in form and detail reasonably satisfactory to Lender:

(a)             As soon as available but in any event within 30 days after the end of each Fiscal Quarter, a Borrowing Base Certificate executed by a Responsible Officer of Borrower;

(b)            Concurrently with delivery of the Financial Statements delivered following each Fiscal Quarter under Section 5.01(b) a Compliance Certificate executed by a Responsible Officer of Borrower which includes the required schedules thereto and which certifies compliance with Section 6.11 and provides a reasonably detailed calculation of financial covenants required thereby; and

(c)            Promptly, such additional information regarding the business, financial or organizational affairs of any Loan Party, or compliance with the terms of the Loan Documents, as Lender may from time to time reasonably request.

5.03    Notices. Promptly (after a Responsible Officer becomes aware, but in no event later than ten (10) Business Days after becoming aware) notify Lender of:

(a)             the occurrence of any Default or Event of Default;

(b)            subsequent from the date of the most recent financial statements delivered to Lender, any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of or default under a Material License or a Contractual Obligation; (ii) the threat or commencement of (or any material development in) any dispute, litigation, arbitration, or governmental investigation; or (iii) the violation or asserted violation of any applicable Law;

(c)             notice of any Default or Event of Default under any Organization Document of each Loan Party;

(d)            any material change in accounting policies or financial reporting practices by any Loan Party;

(e)            any changes in the Persons constituting the members or senior management of Borrower or of any Loan Party;

(f)             any casualty, damage or destruction to, or commencement of any condemnation or similar proceeding with respect to any the Collateral having an aggregate value in excess of $100,000; and

(g)            any bankruptcy by any lessor under a Lease of which any Loan Party has knowledge.

Each notice pursuant to this Section 5.03 may be made by electronic communication and shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower have taken and proposes to take with respect thereto. Nothing in this Section shall be deemed as an approval, waiver of, or consent to, any such event or matter, where consent or approval of Lender is otherwise required.

5.04    Payment of Taxes and Claims. Pay and discharge as the same shall become due and payable, (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being Properly Contested; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except to the extent that any such Lien would otherwise be permitted by Section 6.02.

5.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation; (b) maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business or required to use and operate each of its business locations, including all of the Premises; (c) preserve or renew all of its registered intellectual property and rights to use intellectual property necessary in the normal conduct of its business; and (d) keep in full force and effect each License the expiration or termination of which could reasonably be expected to have a Material Adverse Effect (each a "Material License").

5.06    Management.

(a)             Maintain executive and management personnel with substantially the same qualifications and experience as current executive and management personnel;

(b)             Provide written notice to Lender of any change in executive and management personnel; and

(c)            Obtain Lender's approval, which approval shall not be unreasonably withheld, delayed or conditioned, to any change in the Persons acting as the Borrower's Chief Executive Officer or Chief Financial Officer or to any material change to such Person's duties and responsibilities.

5.07    Maintenance of Properties.

(a)             Maintain, preserve and protect all of its owned and leased Real Estate and its equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b)            Own and keep at its business locations all equipment, including all machinery, furniture, appliances, trade fixtures, tools, and office and record keeping equipment, and inventory, which are reasonably necessary for the proper and prudent operation of its business.

(c)             Occupy and operate its business in accordance with sound business practices.

(d)            Comply with its material obligations under each Lease; give Lender written notice not less than ten (10) Business Days after any Responsible Officer's knowledge of the occurrence of any material default by Loan Party or the lessor under any Lease and of any notice of default given to a Loan Party by an applicable lessor; and keep each Lease in full force and effect. Additionally, give Lender written notice not less than forty-five (45) days prior to the expiration of each Lease or termination by mutual agreement between a Loan Party and the lessor thereof.

5.08    Maintenance of Insurance. Borrower will at all times maintain with insurers reasonably believed by Borrower to be responsible and reputable insurance with respect to Borrower's properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Without limiting the generality of the foregoing, Borrower shall at all times keep (or cause to be kept) all tangible Collateral and goods owned by those parties respectively insured against risks of fire (including so-called extended coverage), theft, collision and such other risks and in such amounts as is customary or appropriate given Borrower's assets and business activities or as Lender may request, with any loss payable to Lender, the extent of its interest therein (subject to any superior Permitted Liens), and all policies of such insurance shall contain a lender's loss payable endorsement for the benefit of Lender, on behalf of Lender (subject to any superior Permitted Liens). All policies of liability insurance required to be maintained (or caused to be maintained) hereunder by Borrower shall name Lender as an additional insured (provided, however, for the avoidance of doubt, Lender shall not be required to be named an additional insured on any errors and omissions or D&O policies). The form and substance of the insurance policies and any related endorsements shall be acceptable to Lender in its sole discretion. Without limiting the foregoing, all of the endorsements to the insurance policies to be maintained (or caused to be maintained) hereunder by Borrower shall require Lender to be provided with at least thirty (30) days' prior written notice of cancellation and contain a waiver of warranty and a waiver or subordination of subrogation clause.

5.09    Compliance with Laws Generally; Environmental Laws. Except in each case as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply with the requirements of all Laws (including without limitation all applicable Environmental Laws and all franchise and related Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being Properly Contested; (b) maintain its Real Estate in compliance with all Environmental Laws; (c) obtain and renew all environmental permits necessary for its operations and properties; and (d) implement any and all investigation, remediation, removal and response actions that are required to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under or about any of its Real Estate.

5.10    Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets, liabilities and business of the Borrower or its Subsidiaries, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or its Subsidiaries, as the case may be.

5.11    Inspection Rights, Appraisals and Audits of Collateral; Meetings with Lender. Permit Lender or its designees or representatives from time to time, subject to reasonable notice and during normal business hours (except, in each case, when a Default or Event of Default exists), to conduct inspections of the operations and properties of the Borrower and each Loan Party or appraisals and audits (including environmental audits) of Collateral and any other assets and properties of Borrower and each Loan Party and to examine their organizational, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with its directors, officers and auditors; provided that representatives of Borrower shall be given the opportunity to participate in any discussions with the auditors, and further provided that when an Event of Default exists Lender, or its employees, accountants, attorneys or agents, may do any of the foregoing at any time during normal business hours and without advance notice. Lender shall not have any duty to any Loan Party to share any results of any such inspection, examination or appraisal and audits with any Loan Party. Borrower acknowledges that all appraisals, audits and reports are prepared by or for Lender for its purposes, and Borrower shall not be entitled to rely upon them. Without limiting the foregoing, Borrower will participate and will cause its key management personnel to participate in meetings with Lender periodically during each year, which meetings shall be held at such times and such places as may be reasonably requested by Lender.

5.12    Depository Accounts and Treasury Management Services. At or prior to the Closing Date Borrower shall, and shall cause each Loan Party to, establish and maintain at all times thereafter so long as any Obligations remain outstanding, its primary depository and operating accounts, together with all Deposit Accounts of Affiliates and other Persons in which Borrower or any Loan Party hold an Equity Interest and over which Borrower or any Loan Party has any control or any administrative or management duties, rights or responsibilities, and associated treasury management services, with Lender, including all Deposit Accounts identified on Schedule 5.13 as to which related Deposit Accounts shall be established with Lender within 30 days following the Closing Date.

5.13    Lockbox; Governmental Accounts; Sweep Account.

(a)            Within thirty (30) days of the Closing Date Borrower shall, and shall cause each Loan Party to, establish and maintain at all times thereafter so long as any Obligations remain outstanding, Lockboxes as directed by and under the control of Lender. No payment from any Governmental Account Debtor shall be delivered to any Lockbox. Funds in the Lockboxes in excess of $500,000 in the aggregate shall be withdrawn by Lender as Lender may determine from time to time, which may be as often as each Business Day, and the proceeds applied to the Line of Credit.

(b)            If any Account Debtor is a Governmental Authority, including Medicare and Medicaid (each a "Governmental Account Debtor"), Borrower shall ensure that all collections of such Accounts shall be paid directly to the Loan Party's designated Deposit Accounts at Lender, as such accounts may be established from time to time and designated by a Loan Party as Governmental Accounts, (the "Governmental Accounts"). No Loan Party shall commingle payments from Governmental Account Debtors with payments from other Account Debtors. All funds deposited into the Governmental Accounts shall be transferred into the Sweep Account by the close of each Business Day pursuant to the Sweep Agreement.

(c)             Not later than thirty (30) days after the Closing Date, Borrower and each Loan Party shall have delivered written instructions to all Account Debtors other than Governmental Account Debtors to deliver all payments to the Lockboxes and to all Governmental Account Debtors to deliver all payments to the Governmental Accounts. Not later than 120 days after the Closing Date, Borrower and each Loan Party shall have caused all Account Debtors other than Governmental Account Debtors to deliver all payments to the Lockboxes and have caused all Governmental Account Debtors to deliver all payments to the Governmental Accounts, and at any time on Lender's request shall close some or all of the Deposit Accounts set forth on Schedule 5.13 into which Account payments have previously been deposited. Until such time as such Deposit Accounts are closed, the funds in such Deposit Accounts shall, at least weekly or more often as requested by Lender, be withdrawn and shall deposited into the appropriate Lockbox or, as to payments from Governmental Account Debtors, to the Primary Account. Such Deposit Accounts into which Account payments have previously been deposited shall not be used for payment of expenses of any Loan Party following that date which is thirty (30) days after the Closing Date. Loan Parties shall, upon request of Lender, cause any financial institution at which any Deposit Account is held to enter into a control agreement satisfactory to Lender.

5.14    Further Assurances. At Borrower's cost and expense, upon request of Lender, duly execute and deliver or cause to be duly executed and delivered, to Lender such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of Lender to carry out more effectively the provisions and purposes of the Loan Documents.

5.15    Convertible Debentures. At no time during the term of the Loan shall the subordinate convertible debentures of Borrower exceed the aggregate outstanding amount of $5,600,000.

5.16    Post-Closing Covenants.

(a)             Lien Searches. Following the Closing Date, Lender shall require updated searches of the appropriate filing offices. On or prior to 45 days from receipt of written request from Lender, Borrower shall deliver to Lender such UCC terminations, releases, amendments or certificates as Lender deems necessary in its sole discretion as a result of such searches to show that: (i) no state or federal tax liens or judgment liens have been filed and remain in effect against Borrower, (ii) no UCC financing statements have been filed and remain in effect against Borrower relating to the Collateral except those financing statements filed by Lender, and (iii) Lender has duly filed all UCC financing statements necessary to perfect the security interest in the Collateral created pursuant to the Loan Documents.

ARTICLE VI

NEGATIVE COVENANTS

Until the Termination Date, Borrower shall not, directly or indirectly, and shall not permit any Loan Party, directly or indirectly, to:

6.01    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness without the prior written approval of Lender, except:

(a)             Indebtedness under the Loan Documents;

(b)           the "Existing Indebtedness" outstanding on the date hereof and listed on Schedule 6.01(b), provided that payments on Subordinated Indebtedness shall be permitted only in accordance with the terms thereof approved by Lender and only if there is no Event of Default hereunder;

(c)             the past due taxes outstanding on the date hereof and listed on Schedule 4.11;

(d)             Guarantees of any Loan Party in respect of Indebtedness otherwise permitted hereunder of any other Loan Party;

(e)             obligations (contingent or otherwise) of the Loan Parties existing or arising under any swap contract entered into by such Person in the Ordinary Course of Business for hedging purposes and not for purposes of speculation or taking a "market view";

(f)              the indorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; and

(g)            surety, performance, appeal bonds or other similar obligations incurred in the Ordinary Course of Business and permitted under Section 6.02.

Notwithstanding the preceding, Indebtedness in an aggregate amount of less than $150,000, exclusive of Indebtedness for new or replacement equipment used in the Loan Parties' business operations, is permitted in the Ordinary Course of Business.

6.02    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, securing any Indebtedness, other than the following ("Permitted Liens"):

(a)             Liens in favor of Lender pursuant to any Loan Document;

(b)            Liens existing on the date hereof and listed on Schedule 6.02(b);

(c)            Liens for taxes, assessments or other governmental charges, not yet due and payable, or which are being Properly Contested, or which are set forth on Schedule 4.11;

(d)            Liens of carriers, warehousemen, mechanics, materialmen, repairmen, landlords or other like Liens imposed by Law and arising in the Ordinary Course of Business which are not overdue for a period of more than 30 days or which are being Properly Contested;

(e)            Liens, pledges or deposits in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)             Liens on deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(g)            Liens consisting of minor imperfections of title and easements, rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other similar restrictions, charges, encumbrances or title defects affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the use by the Loan Parties in the Ordinary Course of Business of the property subject to such encumbrance;

(h)            Liens in favor of collecting banks arising under Section 4-210 of the UCC;

(i)             Liens (including the right of setoff) in favor of a bank or other depository institution arising as a matter of law encumbering deposits; and

(j)             Non-exclusive licenses of intellectual property granted to third parties in the Ordinary Course of Business.

6.03    Investments. Make any Investments, except: (a) Investments held by the Borrower in the form of bank deposits and other cash equivalents; (b) Investments existing as of the date hereof as set forth in Schedule 6.03 and extensions or renewals thereof, provided that no such extension or renewal shall be permitted if it would (i) increase the amount of such Investment at the time of such extension or renewal or (ii) result in a Default hereunder; (c) direct obligations of the United States that have a maturity of one year or less; (d) money market funds that invest in direct obligations of the United States; and (e) commercial paper issued by United States corporations rated "A-1" or "A-2" by Standard & Poor's Rating Service or "P 1" or "P 2" by Moody's Investors Services.

6.04    Mergers, Dissolutions, Etc. Merge, dissolve, liquidate, or consolidate with or into another Person.

6.05    Dispositions; Location of Collateral. Make any Disposition, or enter into any agreement to make any Disposition, of Collateral except (a) Dispositions of cash equivalents and Inventory in the Ordinary Course of Business, (b) Dispositions in the Ordinary Course of Business of equipment or fixed assets that are obsolete, worn out or no longer useful in the Ordinary Course of Business, and (c) such Disposition that results from an Event of Loss and is not otherwise an Event of Default so long as all proceeds are remitted to Lender for application to the Obligations or otherwise applied as approved by Lender in its sole discretion. Borrower shall not permit any Collateral or any records pertaining to the Collateral to be located in any state, jurisdiction or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interests.

6.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (a) Tax Distributions to allow Borrower's equity holders to meet their tax obligations on such income in a timely manner and (b) amounts paid by one or more of the Loan Parties in the Ordinary Course of Business to fund start-up costs and working capital associated with new Affiliates in which a Loan Party holds an Equity Interest which amounts shall not exceed at any time, in the aggregate, the sum of $300,000.

6.07    Change in Nature of Business; ERISA. Materially change Borrower's line of business from that in which it is currently engaged, or create, establish or become liable under any Pension Plan or other Plan.

6.08    Transactions with Affiliates. Enter into, or suffer to exist, any transaction, arrangement or agreement of any kind with any Affiliate of any Loan Party, other than (a) those described on Schedule 6.08, as in existence on the date hereof, (b) those expressly permitted by this Agreement, and (c) others on fair and reasonable terms substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm's length transaction with a Person other than an Affiliate.

6.09    Use of Proceeds. Use the proceeds of the Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to acquire, or refinance the acquisition of margin stock, (b) in any manner that might cause the application of such proceeds to violate Regulations T, U or X of the FRB, in each case as in effect on the date or dates of such the Loan or the use of proceeds or (c) for any purpose other than a Permitted Purpose.

6.10    Amendments. Without prior written notice to Lender, Borrower shall not (a) transfer its chief executive office or principal place of business or change its jurisdiction of incorporation (and shall not permit, to the extent it is legally able to do so, any Subsidiary of Borrower that is a grantor of a security interest in Collateral to do any of the foregoing), or (b) change its name or, to the extent it is legally able to do so, permit any Loan Party that is a grantor of a security interest in Collateral to change its name, or (c) amend or otherwise modify any Organization Documents of such Person, except for such amendments or other modifications required by Law or which are not adverse to the interests of Lender and which, in each instance, are fully and promptly disclosed to Lender (including copies thereof).

6.11 Financial Covenants.

(a)             Debt Service Coverage Ratio. Permit the Debt Service Coverage Ratio as of the end of any Fiscal Quarter on a cumulative Fiscal Year to date basis to be less than the ratio set forth below:

MEASUREMENT PERIOD	RATIO
First Fiscal Quarter of 2021 and thereafter	1.50:1

(b)             Minimum Operating Cash Flow. Permit the Minimum Operating Cash Flow to be less than $1,500,000 as of the end of the Fourth Fiscal Quarter of 2020, and to be less than $1,875,000 as of the end of the First Fiscal Quarter of 2021 and thereafter.

6.12    Creation of New Subsidiaries. Create or acquire any new Subsidiary after the Closing Date, unless such domestic Subsidiary is made a Guarantor with respect to the Obligations and grants Lender a first priority security interest in all of such Subsidiary's property to secure the Obligations.

6.13 Fiscal Year. Change its Fiscal Year end without the prior written consent of the Lender, which shall not be unreasonably withheld, conditioned or delayed.

6.14    Controlled Substances Laws.

(a)             Enter into or, consent to any agreement that in any manner violates or could violate any Controlled Substances Laws, including, without limitation, any business, communications, financial transactions or other activities related to Controlled Substances or a Controlled Substance Use that violate or could violate any Controlled Substances Laws (collectively, "Drug Related Activities.")

(b)             Engage in any Drug Related Activities.

(c)             Make any payments to Lender from funds derived from Drug Related Activities.

For purposes of this Section, (i) "Controlled Substances Laws" means the Federal Controlled Substances Act (21 U.S.C. § 1801 et seq.) or other similar or related federal, state or local law, ordinance, rule, code, regulation or order; (ii) "Controlled Substances" means marijuana, cannabis or other controlled substances as defined in the Federal Controlled Substances Act or that otherwise are illegal or regulated under any Controlled Substances Laws; and (iii) "Controlled Substances Use" means any cultivation, growth, creation, production, manufacture, sale, distribution, storage, handling, possession or other use of a Controlled Substance. The provisions of this subsection shall apply notwithstanding any state or local law permitting the Controlled Substances Use or Drug Related Activities.

Borrower shall provide to Lender, from time to time, within five (5) days after Lender's request therefor, any information that Lender reasonably requests, relating to compliance with this subsection.

Notwithstanding any provision in any Loan Document to the contrary, no direct or indirect disclosure by any Loan Party to Lender or any person affiliated with Lender, and no knowledge of Lender or any person affiliated with Lender, of the existence of any Drug Related Activities or Controlled Substances Use by any Loan Party or in connection with the business activities of Borrower shall estop Lender or waive any right of Lender to invoke any remedy under the Loan Documents for violation of any provision hereof related to the prohibition of any Drug Related Activities or Controlled Substance Use.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

7.01    Events of Default. Any of the following shall constitute an Event of Default:

(a)             Non-Payment. Any Loan Party fails to pay within three (3) days after the same becomes due, any principal or interest on the Loan, or any fee or other amount payable hereunder, under any other Loan Document; or

(b)             Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained (i) in any of Sections 5.03, 5.05, 5.11, 5.16 or ARTICLE VI, or (ii) in any of Sections 5.01, 5.02(a) or 5.08 and such failure continues for five (5) or more Business Days; or

(c)             Other Defaults. Any Loan Party fails to perform or observe any other term, covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) receipt of notice of such failure by a Responsible Officer of Borrower from Lender, or (ii) any Responsible Officer of any Loan Party becomes aware, or should have become aware exercising reasonable diligence, of such failure; provided, however, if any such failure cannot reasonably be cured within the foregoing 30 day period, the Loan Party's failure to cure the same prior to expiration of such period shall not constitute an Event of Default, so long as such Loan Party has commenced and is diligently pursuing the cure thereof prior to the expiration of such period, but in no event shall such failure continue for a period of more than 60 days; or

(d)             Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality); or

(e)             Cross-Default. Borrower or any Loan Party (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after passage of any grace period) in respect of any Indebtedness or Guarantee (other than the Obligations or the Indebtedness described in Section 7.01(f)) having an aggregate principal amount of more than $100,000 or any Subordinated Indebtedness or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or any other event occurs, and such event continues for more than the grace period, if any, therein specified, the effect of which is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f)              Cross-Acceleration. Borrower or any Loan Party shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than the Obligations) owing to Lender or any commonly controlled Affiliate of Lender, in each case beyond the applicable grace period with respect thereto, if any; or (ii) the Borrower or any Loan Party shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure to make a payment, default or other event described in cause (i) or (ii) is to cause such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness.

(g)             Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(h)             Judgments. There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money (except to the extent covered by insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments, in each case that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, such judgments or orders remain unvacated and unpaid and either (A) enforcement proceedings are commenced by any creditor upon any such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i)              Invalidity of Loan Documents. Any Loan Document, or any Lien granted thereunder, for any reason, other than, as expressly permitted thereunder or upon Termination Date, ceases to be in full force and effect; or any Loan Party or Affiliate thereof repudiates, challenges or contests in any manner the validity or enforceability of any Loan Document, Obligation or any Lien granted to Lender pursuant to the Security Instruments (including the perfection or priority thereof); or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(j)              Cessation of Business. Borrower or any Loan Party shall be prohibited or otherwise materially restrained from conducting the business theretofore conducted by it by virtue of any casualty not covered by insurance or any labor unrest for any period of 30 consecutive days and the same could reasonably be expected to have a Material Adverse Effect; or

(k)             Change of Control. There occurs any Change of Control; or

(l)              Leases. Any default or event of default under any Lease remains uncured following any applicable cure period provided for therein unless being Properly Contested by the applicable Loan Party; or, for any reason, any Lease or the right of any Loan Party to possession of the Premises subject thereto is terminated to the extent such termination has or would reasonably be expected to result in a Material Adverse Effect; or

(m)            Material Adverse Effect. A Material Adverse Effect shall occur.

7.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Lender may take any or all of the following actions: (a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and (b) exercise all rights and remedies available to it under the Loan Documents or applicable Law; provided, however, that upon the occurrence of Event of Default under clause (f) above, the unpaid principal amount of all outstanding Loan and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Lender.

7.03    Application of Funds.

(a)             After the exercise of any remedy provided for in Section 7.02, any amounts received on account of the Obligations shall be applied by Lender in the following order:

     First, to all fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to Lender and amounts payable under Section 2.11) due to Lender, until paid in full;

     Second, to that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, fees and other Obligations expressly described in clauses Third through Fifth below) payable to Lender until paid in full;

     Third, to that portion of the Obligations constituting accrued and unpaid interest on the Loan and other Obligations, until paid in full;

     Fourth, to that portion of the Obligations constituting unpaid principal of the Loan until paid in full;

     Fifth, to all other Obligations of Borrower owing under or in respect of the Loan Document that are due and payable to Lender on such date, until paid in full; and

     Last, the balance, if any, after the Termination Date, to Borrower or as otherwise required by Law.

(b)             For purposes of Section 7.03(a), "paid in full" of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any proceeding under Debtor Relief Laws.

ARTICLE VIII

MISCELLANEOUS

8.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower, or any other Loan Party therefrom, shall be effective unless in writing signed by Lender and Borrower, or the applicable Loan Party, as the case may be, and acknowledged by Lender, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.02    Notices; Effectiveness; Electronic Communication.

(a)             Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone or in the case of notices otherwise expressly provided herein (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, or mailed by certified or registered mail or sent by email (including as a .pdf file) as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows, as changed pursuant to subsection (d) below:

If to Lender:	Central Bank & Trust 4582 S. Ulster Street, Suite 150 Denver, CO 80237 Attention: Mary Holm, Senior Vice President Telephone: (720) 647-5183 Email: mary.holm@centralbancorp.com

With a copy to:	Shapiro Bieging Barber Otteson LLP 7979 E. Tufts Avenue, Suite 1600 Denver, CO 80237 Attention: Lisa K. Shimel, Esq. Telephone: 720-488-5424 Email: lshimel@sbbolaw.com

If to a Loan Party:	Assure Holdings Corp. 4600 S. Ulster Street, Suite 1225 Denver, CO 80237 Attention: John Farlinger, Chief Executive Officer Telephone: (720) 287-3093 Email: john.farlinger@assureiom.com

With a copy to:	Assure Holdings Corp. 4600 S. Ulster Street, Suite 1225 Denver, CO 80237 Attention: Trent Carman, Chief Financial Officer Telephone: (720) 287-3093 Email: trent.carman@assureiom.com

Notices sent by hand or overnight courier service or by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)             Electronic Communications. Notices and other communications to Lender hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Lender, provided that the foregoing shall not apply to notices to Lender pursuant to ARTICLE II if Lender has notified Borrower that it is incapable of receiving notices under such Article by electronic communication. Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Lender otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed to have been given when sent; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed given to the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)             Change of Address, Etc. Each of Borrower and Lender may change its address, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d)             Reliance by Lender. Lender shall be entitled to rely and act upon any notices (including telephonic) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Lender, and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Lender may be recorded by Lender, and each of the parties hereto and any other Loan Party hereby consents to such recording.

8.03    No Waiver; Cumulative Remedies. No failure by Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.04    Expenses; Indemnity; Damage Waiver.

(a)             Costs and Expenses. Borrower shall pay all reasonable out-of-pocket expenses (including any Extraordinary Expenses and the reasonable fees, charges and disbursements of (w) counsel for Lender, (x) outside consultants for Lender, (y) appraisers, and (z) environmental site assessments) incurred by Lender and their respective Related Persons, (i) in connection with any Loan Document, (ii) in connection with (A) the administration of the Loan, (B) the preparation, negotiation, administration, management, execution and delivery of the Loan Documents or any amendments thereof or waivers or consents thereunder (whether or not consummated), (C) the enforcement or protection of Lender's rights in connection with the Loan Documents or (D) Lender's efforts to preserve, protect, collect, or enforce the Collateral. In addition, Borrower shall pay all reasonable out-of-pocket expenses incurred by Lender, after the occurrence and during the continuance of an Event of Default.

(b)             Indemnification by Loan Parties. Each Loan Party shall indemnify Lender (and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold harmless each Indemnitee from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of or relating to (i) the execution or delivery of any Loan Document, the performance by Lender of its obligations thereunder, the consummation of the transactions contemplated thereby or, the administration and enforcement of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party, or any Environmental Liability related in any way to any Loan Party, (iv) any claims of, or amounts paid by Lender to, any Person which has entered into a deposit account control agreement with Lender hereunder or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on any theory, whether brought by a third party or any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)             Hazardous Materials. Borrower shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any outside counsel for any Indemnitee and the reasonable fees, time charges and disbursements for attorneys who are employees of any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with: (i) any actual or alleged presence on or under any property of any Loan Party of any Hazardous Materials, or any actual or alleged releases or discharges of any Hazardous Materials onto, on, under or from the property of any Loan Party; (ii) any activity carried on or undertaken on or off the property of any Loan Party, whether prior to or during the term of the Loan Documents, and whether by any Loan Party, or any predecessor in title or any employees, agents, contractors or subcontractors of any Loan Party or any predecessor in title, or any third Persons at any time occupying or present on the property of any Loan Party, in connection with the use, handling, treatment, processing, generation, removal, storage, decontamination, clean up, transport or disposal of any Hazardous Materials at any time located or present on or under any property of any Loan Party; or (iii) any Environmental Liability related in any way to any Loan Party. The foregoing indemnity shall further apply to any residual contamination on or under the property of any Loan Party, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances. Borrower's obligations under this indemnity shall arise upon the discovery presence, use, storage, disposal, processing, generation, transportation, treatment, discharge or release of any Hazardous Materials in, on, from or with respect to the property of any Loan Party, whether or not a governmental agency has taken or threatened any action in connection therewith. Upon request of any Indemnitee, Borrower shall be bound to, defend any and all actions or proceedings that may be brought against any Indemnitee in connection with or arising out of the matters covered by this Section 8.04(c). In the event that Borrower is defending an Indemnitee, Borrower may settle a claim against the Indemnitee only with the Indemnitee's prior written consent, which consent may be withheld in the Indemnitee's sole and absolute discretion. In the event that an Indemnitee has required Borrower to defend it, such defense shall be conducted by reputable attorneys retained by Borrower, reasonably satisfactory to the Indemnitee, at Borrower's sole cost and expense. In addition, the Indemnitee shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing. In such case, the Indemnitee shall be responsible for the cost of such participation unless the Indemnitee shall have reasonably concluded that the interests of the Indemnitee and of the Loan Parties in the action conflict in such a manner and to such an extent as to require, consistent with applicable standards of professional responsibility, the retention of separate counsel for Indemnitee, in which event Borrower shall pay for one separate counsel for all such Indemnitees chosen by the Indemnitees. The indemnity provided pursuant to this Section 8.04(c) shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses as result solely from the gross negligence or willful misconduct of such Indemnitee.

(d)             Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee for any special, indirect, consequential or punitive damages arising out of or relating to any Loan Document, the transactions contemplated thereby, any Loan or the use of the proceeds thereof.

(e)             Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

8.05    Marshalling; Payments Set Aside. Lender shall be under no obligation to marshal any assets in favor of any Loan Party or against any Obligations. To the extent that any payment by or on behalf of any Loan Party is made to Lender, or exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

8.06    Successors and Assigns. The provisions of the Loan Documents shall be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of Lender. Lender may participate, assign or otherwise transfer any of its rights or obligations thereunder. Nothing in any Loan Document, expressed or implied, shall be construed to confer upon any Person (other than the parties thereto, their respective successors and assigns permitted hereby, and the Related Parties of each of the Secured Parties) any legal or equitable right, remedy or claim thereunder.

8.07    Publicity. Each of the Loan Parties hereby authorize Lender to publish the name and logo of any Loan Party and the amount of the Loan provided hereunder in any "tombstone" or comparable advertisement which Lender elects to publish.

8.08    Right of Setoff. If an Event of Default shall have occurred Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its respective Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

8.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

8.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement and each other Loan Document by telecopy or other electronic means shall not be effective as delivery of a manually executed counterpart thereto.

8.11    Survival; Release of Security Following Termination. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Lender, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default, and shall continue in full force and effect as long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, Lender may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect Lender against loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked.

8.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.13    Time is of the Essence. Time is of the essence with respect to the payment and performance of Borrower's indebtedness, liabilities and obligations under this Agreement.

8.14    Attorneys' Fees and Expenses. Borrower shall pay Lender its reasonable attorneys' fees and other costs and expenses incurred before trial, at trial and on appeal in the collection or enforcement of this Agreement or the other Loan Documents or in any litigation pertaining to the negotiation, execution or delivery of this Agreement or the other Loan Documents, the payment and performance of any indebtedness, liability or obligation or the enforcement of any right or remedy described herein or therein, or any claim, defense, setoff or counterclaim arising or asserted in connection herewith or therewith.

8.15    Entire Agreement. This Agreement and the other Loan Documents represent the complete and integrated understanding between the parties pertaining to the subject matter thereof. All other prior and contemporaneous discussions, negotiations and agreements, written or oral, express or implied, are of no further force and effect to the extent inconsistent therewith.

8.16    Drafting. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement will be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, will not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.

8.17    No Third Party Benefit. This Agreement, and the agreements, representations, warranties, and indemnifications contained herein are for the sole benefit of the parties hereto and their permitted successors, assigns and participants, if any, and shall not be construed for the benefit of any other party.

8.18    Governing Law; Jurisdiction; Etc.

(a)             Governing law. This agreement shall be governed by, and construed in accordance with, the law of the State of Colorado without regard to conflicts of law principles.

(b)             Submission to Jurisdiction.  Each Loan Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Colorado sitting in the City and County of Denver and of the United States District Court of the District of Colorado, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this agreement or any other loan document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.

(c)             Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)             Service of Process. Each party hereto irrevocably consents to service of process by hand, overnight courier service or by mail in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

8.19    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.20    PATRIOT Act Notice. Lender is subject to the PATRIOT Act and hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the PATRIOT Act.

8.21    No Advisory or Fiduciary Responsibility. Each Loan Party acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) the transactions contemplated by the Loan Documents are arm's-length commercial transactions between each Loan Party, on the one hand, and the Lender, on the other hand; (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and is not receiving any such advice from Lender ; (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated by the other Loan Documents; (iv) Lender is and has been acting solely as a principal and not as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates or any other Person, and (v) Lender has no obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

8.22    Attachments. Any exhibits, schedules and annexes attached hereto are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein; except, that, in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

[Remainder of page is intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

ASSURE HOLDINGS CORP., a Nevada corporation

By:	/s/ Trent Carman
Name:	Trent Carman
Title:	Chief Financial Officer

STATE OF COLORADO	)
) ss.
COUNTY OF Denver	)

The foregoing was subscribed and sworn to before me this 12 day of August, 2020, by Trent Carman as Chief Financial Officer of ASSURE HOLDINGS CORP., a Nevada corporation.

Witness my hand and official seal

My commission expires: 12.17.22

/s/ Trisha Combs
[SEAL]	Notary Public

TRISHA COMBS NOTARY PUBUC - STATE OF COLORADO NOTARY ID 20064037838 MY COMMISSION EXPIRES DEC 17, 2022

Signature Page to Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LENDER:

CENTRAL BANK & TRUST, part of Farmers & Stockmens Bank

By:	/s/ Mary Holm
Mary Holm, Senior Vice President

Signature Page to Loan Agreement